Exhibit 3.3

FIRST CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MALLARD ACQUISITION CORP.

Mallard Acquisition Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 thereof in its entirety and inserting the following in lieu thereof:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 90,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (iii) 10,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”);

2.	The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section 4.5 to Article IV:

“Section 4.5. Re-Designation of Common Stock.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation's Class B common stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Mallard Acquisition Corp., has caused this Certificate to be executed by its duly authorized officer on this 22nd day of July 2020.

MALLARD ACQUISITION CORP.

By:	/s/ P. Jeffrey Leck
Name: P. Jeffrey Leck
Title: Chief Executive Officer